Exhibit (c)(10)

Project Apex Response to Eastern Pacific’s Proposal September 19, 2025

Confidential These materials have been prepared by Evercore Group L.L.C. (“Evercore”) on behalf of the Special Committee of the Board of Directors of Cool Company Ltd. for the Company to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company. These materials were compiled on a confidential basis for use of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein. Note: Institutional Investor (“II”) data is provided for informational purposes only and is not intended to imply or reflect, and should not be viewed as implying or reflecting, the views of any Firm analyst or group of Firm analysts with respect to any particular security or industry sector. This year’s II-America Survey covered 50+ sectors, and rankings reported herein (i.e. “weighted” rankings) are based on weightings of the firm’s individual analysts’ rankings added together (#1 = 4pts, #2 = 3pts, #3= 2pts, R/U = 1pt). The Firm’s Equity Research Department is independent of its Investment Banking Department, and the terms of applicable FINRA rules preclude Evercore investment banking personnel from committing to research coverage. All research coverage decisions are made by Equity Research Management and the appropriate research analyst, although, as a general matter, and subject to Equity Research Management approval, it is our general practice to provide equity research coverage where the Firm serves as a Bookrunner of an equity or equity-linked offering.

Confidential Executive Summary . The Special Committee appreciated the meeting with Eastern Pacific on September 16, 2025 to review its revised proposal of $9.10 per share, which represents an 9.0% improvement over the initial offer of $8.35 per share . Eastern Pacific’s latest offer continues to undervalue the Company, and the Special Committee’s counter proposal is $10.55 per share . This new proposal represents an 33% premium over the latest CoolCo closing price of $7.93 as of September 18, 2025 . In formulating the counter proposal, the Special Committee carefully considered the following factors: . Revised Useful Life Discounted Cash Flow Analysis . Charter Adjusted Net Asset Value . Transaction Premiums . Synergies, Platform Value and Strategic Upside . If this revised proposal is acceptable to Eastern Pacific, we look forward to working collaboratively to finalize definitive transaction documentation . In connection with the Special Committee’s counterproposal, we are prepared to provide access to the diligence items requested by Eastern Pacific, which we believe will support additional value above your current offer 1 Source: FactSet (9/18/25)

Confidential

# The Special Committee has Considered Adjustments to the Discounted Cash Flow Assumptions Informed by Recent Discussions With Eastern Pacific and CoolCo

| | Assumption | Adjustments |
|---|---|---|
| | **Inflation** | ■ Modified inflation assumption from 2.0% to 2.5% for Opex, G&A, drydock capital expenditures, vessel scrap proceeds and Opex rate escalations |
| **Life Extension Upgrades** | **Subcooler Installations** | ■ Assumes subcooler installation for $10.5mm on each of the four TFDEs that have not yet been upgraded<br>■ Installation occurs during next drydock and results in a rate increase of $5k per day over projected spot rates |
| | **Environmental Capex** | ■ Environmental upgrade capex to comply with CII regulations increased to $6mm for TFDEs and $5mm for X-DFs (based on Management input) from $2mm and now assumed to occur during next drydock to improve commercial viability rather than final drydock<br>■ Environmental upgrade capex assumption of $2mm removed from final drydock for ME-GA vessels |

## Bridge from Prior DCF Midpoint to Adjusted Midpoint


$12.78
($0.82)
$0.25
($0.74)
$11.47
DCF Midpoint Presented to EPSV on 9/11/25
Inflation
Subcooler Installations
Environmental Capex
Adjusted Midpoint
Potential Adjustments

## Share Price Sensitivity Analysis at Adjusted DCF Midpoint


$13.10
$11.47
$9.84
+$2.5k
0
($2.5k)
Recharter Rate Sensitivity

EVERCORE
2

Source: Special Committee Case, Management Guidance

Confidential $1,825 $109 ($1,401) ($47) $487 $214 $699 Charter Free Fleet GAV (+) Cash and Cash Equivalents (-) Debt (-) Net Working Capital Charter-Free NAV (+) Charter MtM Charter-Attached Net Asset Value Recent Appraisals Procured by Eastern Pacific May Better Reflect Current Asset Values, but Fail to Capture the Value of CoolCo’s Current Charters Source: Company materials 1. As provided by a confidential, reputable LNG broker to EPSV on September 12, 2025 2. Mark-to-market represents revenues for firm contracts and option contracts assumed to be exercised, less comparable revenue which would otherwise be earned under the Special Committee Case’s recharter rate forecast (as previously presented to Eastern Pacific) over the duration of said contracts, discounted to present value at an 8.5% cost of capital. Per Company Management, only the Firn and Orca 3+3 options are assumed to be exercised ($ in mi Illustrative charter-attached net asset value llions, except rate and per share data) 3 Charter-Attached NAV per Share: $12.89 Charter-Free NAV per Share: $8.96 +$3.93 per Share Charter-Free Appraisals Adjusted for Illustrative Charter Mark-to-Market Memo: Illustrative Mark-to-Market Vessel Propulsion Built Capacity Charter-Free Appraisals 1 (+) Charter MtM 2 (=) Charter- Attached Value Actual Average Backlog Rate 2 Comparable Market Recharter Rate 2 Duration, Firm + ITM Options (Days) Vessel L ME-GA 2024 174,000 $245 $ - $245 NA NA - Vessel M ME-GA 2024 174,000 246 42 288 $89,550 $78,427 4,872 Vessel K X-DF 2021 174,000 224 7 231 70,041 68,707 3,051 Vessel J X-DF 2020 174,000 222 9 231 70,888 68,556 2,929 Vessel I TFDE 2015 170,500 104 37 141 84,209 43,484 1,027 Vessel E TFDE 2015 170,500 104 36 140 84,107 38,880 886 Vessel F TFDE 2015 162,000 98 47 145 110,900 28,456 609 Vessel H TFDE 2015 160,000 99 9 108 120,000 20,000 89 Vessel G TFDE 2015 160,000 99 3 102 71,582 25,000 75 Vessel C TFDE 2014 160,000 96 17 113 60,158 26,944 558 Vessel A TFDE 2014 160,000 95 15 110 90,000 21,822 225 Vessel B TFDE 2014 160,000 95 (8) 87 35,519 45,050 1,096 Vessel D TFDE 2014 162,000 98 (0) 98 26,727 28,475 282 Total $1,825 $214 $2,039 $76,596 $61,785 15,699 Net Asset Value Bridge

Confidential Unaffiliated Shareholders Expectations Regarding Premium Paid Source: Refinitiv (as of September 2025), FactSet (9/18/25) Note: Excluding also select deals that did not publicly disclose relevant data . Transactions announced since January 1st, 2020 . Transaction size: $1.0bn - $3.0bn . All cash only . US publicly traded targets only . Excluding transactions in the financial and REIT sectors Transaction Selection Criteria Premia Paid Implied CoolCo Share Price 1 Day Prior 1 Week Prior 1 Month Prior 1 Day Prior 1 Week Prior 1 Month Prior Implied Premium ($9.10 Offer) 14.8% 14.9% 20.8% Median 40.5% 42.2% 43.0% $10.82 $10.95 $11.01 75th Percentile 70.3% 72.5% 67.5% 13.12 13.28 12.90 Mean 50.0% 51.1% 54.9% 11.55 11.63 11.93 25th Percentile 20.4% 23.1% 24.9% 9.27 9.48 9.62 4

Confidential CoolCo’s High-Quality Platform Provides Eastern Pacific With Value Not Captured in the Standalone Financial Valuation of the Business 5 Value Realizable by Eastern Pacific Public Company Cost Savings $1.42 per share of value from the elimination of public company costs1 Additional Cost Savings Potential savings in procurement, drydock costs and more from incorporating CoolCo into significantly larger maritime platform Enhanced Flexibility Opportunity for Integration Ability to pursue countercyclical investments as the LNGC cycle remains at trough levels Complementary operations and platform to existing gas transportation and infrastructure assets in Eastern Pacific’s portfolio Source: Company materials 1. Based on public company costs of $4.619mm, discount rate of 8.5% and growth rate of 2.5%

Confidential Proposed Next Steps The Special Committee is prepared to move quickly following an agreement in principle on valuation . Special Committee and Eastern Pacific to agree to further negotiate price per share, if needed . Special Committee, Evercore and CoolCo to facilitate due diligence based on Eastern Pacific’s request list . Special Committee and counsel to provide mark-up of the merger agreement . Coordinate to draft transaction press release and communication materials for interactions with other stakeholders including employees, charterers and vendors, provided there is an ultimate agreement on price per share 6